Exhibit 99.2

Preliminary Proxy Materials - Subject to Completion

TANKER INVESTMENTS LTD.

(the “Company”)

FORM OF PROXY

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2017

If you are unable to attend the Special Meeting of Shareholders in person, you can use this form to appoint a proxy to vote on your behalf. This proxy form must reach DNB Bank ASA, Registrars Department, Oslo, no later than 12:00 p.m. (Central European Time) on [●], 2017 by delivering a completed proxy to:

Address: DNB Bank, ASA, Registrars Department, P.O. Box 1600 Sentrum, 0021 Oslo, Norway

Email (in pdf format): vote@dnb.no

I/We:
(NAME IN BLOCK CAPITALS)

Of:
(ADDRESS)

being holder(s) of                                                       common shares of the Company on the record date of [●], 2017, hereby appoints each of Edith Robinson (Secretary), William Hung (CEO), Scott Gayton (CFO), each with the power to act individually, or                                                                                   to act as my/our proxy at the Special Meeting of Shareholders of the Company to be held on [●], 2017, or at any adjournment or postponement thereof, and to vote on my/our behalf as directed below.

Please indicate with a single “X” in the boxes provided below how you wish your vote(s) to be cast on a poll. Should this card be returned duly signed, but without a specific direction, the proxy will be voted for all proposals.

The Board of Directors of the Company recommends a vote FOR each of the proposals.

PROPOSAL 1

To approve the Agreement and Plan of Merger, dated as of May 31, 2017, between the Company, Teekay Tankers Ltd. and Royal 2017 Ltd., a direct wholly owned subsidiary of Teekay Tankers Ltd. (the “Merger Agreement”).	For	Against	Abstain

PROPOSAL 2

To approve the adjournment of the Special Meeting of Shareholders, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement.	For	Against	Abstain

PROPOSAL 3

To approve and ratify the remuneration to be paid in the year 2017 to the Chair of the TIL Special Committee, in an amount not to exceed $50,000 in cash, and with respect to each member of the TIL Special Committee (other than the Chair of the TIL Special Committee), in an amount not to exceed $40,000 in cash.	For	Against	Abstain

Each proxy is also authorized to vote on any other business that may properly come before the Special Meeting of Shareholders, or any adjournment or postponement of the Special Meeting of Shareholders.

Date	Signature
If signing on behalf of an entity, indicate name and title of signatory:

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Notes:

1. A shareholder entitled to attend and vote at a meeting may appoint one or more proxies to attend and vote instead of such shareholder.

2. In the case of a corporation, this proxy must be given under its common seal or be signed on its behalf by a duly authorized officer or attorney. If the name of the attorney is not indicated, this proxy is deemed to be granted to each of the Secretary, CEO and CFO of the Company, acting individually, or any person either such director or officer may authorize.

3. If no instructions have been given with respect to the voting of the proxy, this proxy will be deemed to be an instruction for voting in accordance with the Board of Directors’ recommendations with respect to Proposal 1, Proposal 2, Proposal 3 and any other business that may properly come before the Special Meeting of Shareholders or any adjournment or postponement thereof.

4. If it is desired to appoint by proxy any person other than the Secretary, CEO or CFO of the Company, his/her name should be inserted in the relevant place, reference to the Secretary, CEO or CFO deleted and the alteration initialed.

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